Exhibit 99.1

501 Elliot Ave. W. # 400 Seattle, WA 98119	T 206.282.7100 F 206.284.6206

Cell Therapeutics Provides Additional Information at CONSOB’s Request

April 16, 2010 Seattle, WA: Cell Therapeutics, Inc. (“CTI” or the “Company”) (NASDAQ and MTA: CTIC) provides the following information on CONSOB’s request pursuant to Article 114, paragraph 5, of the Legislative Decree no. 58/1998.

CONSOB question/request (1): An express reference to U.S. Food and Drug Administration’s (the “FDA”) refusal to authorize the commercialization of pixantrone.

As stated in the press release on April 9, 2010, the Company received a Complete Response Letter from the FDA (the relevant deadline for an FDA decision was April 23, 2010). The FDA stated that it could not approve the Company’s new drug application (“NDA”) for pixantrone in its present form and recommended that the Company conduct an additional clinical study of pixantrone to demonstrate the safety and effectiveness of pixantrone.

CONSOB question/request (2): The reasons for the refusal of the authorization by the FDA and the reference to an internet link or to an internet website where it is possible to find a copy of the above mentioned refusal of the authorization by the FDA, if available, or, if public, the refusal of the authorization by the FDA shall be attached to the press release.

As stated in the Company’s April 9, 2010 press release, the FDA cited as its primary reason for the action its concerns relating to the safety and efficacy of pixantrone as previously raised at the ODAC meeting on March 22, 2010. Information on and materials from the March 22, 2o10 ODAC meeting, including the FDA’s and the Company’s presentation slides, minutes of the ODAC meeting, and information for requesting a transcript of the meeting, are available at http://www.fda.gov/AdvisoryCommittees/CommitteesMeetingMaterials/Drugs/OncologicDrugsAdvisoryCommittee/

ucm195226.htm.

The FDA considers the above Complete Response Letter a trade secret and as such is a private and confidential correspondence between the FDA and the Company.

CONSOB question/request (3): Information concerning the expected timetable to develop a new phase study preliminary to a further filing of the application for the commercialization of pixantrone and the expanded access program for pixantrone, the additional study in aggressive non-Hodgkin’s lymphoma as well as the filing of an application for the authorization with the European Medicines Agency (the “EMEA”) for the commercialization of pixantrone in Europe, specifying also the administrative procedure.

Timing of the additional clinical study for pixantrone will depend on whether or not the FDA accepts the Company’s design and the endpoints for the additional clinical study. The Company plans to request a meeting with the FDA on the design of a follow-on clinical study as soon as FDA’s schedule permits with a goal of initiating the study in the fourth quarter of this year. If the FDA accepts the Company’s design for the clinical study, the Company would expect the clinical study to take approximately 12 to 18 months for achievement of results on the final endpoint. In addition, as noted in the press release of April 9, 2010 and based on information provided by the FDA at the Oncologic Drugs Advisory Committee (“ODAC”) panel meeting on March 22, 2010, the Company is applying to the FDA to make pixantrone available to patients through the FDA’s expanded access program, which could allow the Company to charge for pixantrone recovering costs associated with its manufacture, development and the follow-on clinical study. The final timing of the application and approval for the expanded access program will depend on discussions with the FDA, but currently the Company expects to apply during the second half of 2010 and anticipates receiving potential FDA approval for the program by the end of 2010.

The Company has recently met with the Committee for Medicinal Products for Human Use (CHMP) of the EMEA officials and the co-rapporteurs from Sweden and the UK regarding requirements for submission of a marketing authorization application for pixantrone in the EU. Both rapporteurs and EMEA reviewers present at both meetings were supportive of the Company’s plans to submit a Marketing Authorization Application (“MAA”) during the second half of this year. Typically, EMEA review of an MAA takes approximately 10-15 months.

CONSOB question/request (4): The predictable economic and income effects deriving from the refusal of the FDA’s authorization.

The FDA’s decision not to approve the Company’s NDA for pixantrone in its present form at this time results in the Company having to utilize alternative sources of funding in the short and medium term. The Company’s alternatives sources of funding may include, depending on the terms and circumstances and the Company’s evaluations, current cash balance, potential additional capital raised through equity financing or from a potential development partnership.

If approved, the FDA’s expanded access program could provide the Company with an alternative option to make pixantrone available to patients while a follow-on study is being conducted and completed. The expanded access program generally allows for charging for investigational drugs, which could provide a substantial offset to the cost of doing an additional clinical study. The extent of such economic impact is currently being evaluated and will depend on the Company’s final agreement (if any) with the FDA on both the cost charged to and acceptance of the expanded access submission.

CONSOB question/request (5): The expected amount of the investment for the starting of a new phase of study as well as the related sources of financing.

The expected amount of investment in a follow-on clinical study will depend on the final clinical study design to be agreed upon with the FDA. The Company currently anticipates the cost of such trial to range from $20 million to $24 million over the course of 18 to 24 months. As stated in the press release on April 15, 2010, the Company has recently reduced its work force and other related expenses, which the Company expects will decrease the previously projected operating expenses by 21% in 2010. This estimate includes the costs of the additional follow-on clinical study, but does not take into account potential offsets to expenses brought in by revenues under the expanded access program.

As anticipated, sources of funding for the clinical study include current cash balance, potential additional capital raised through equity financing or from a potential development partnership. As noted in our press release on April 9, 2010, we have initiated discussions with Novartis in regards to development and commercialization of pixantrone. Novartis maintains an option to negotiate a license to pixantrone; however, the Company’s discussions with Novartis are focused on amending Novartis’s current option agreement to share in the development and commercial expenses for pixantrone and ultimately in the profits through traditional co-development, co-promotional agreement.

CONSOB question/request (6): Information concerning the fact that, even if the special shareholders meeting of May 14, 2010 will approve the increase of the number of authorized shares of common stock of the Company, currently there is not any agreement with any investors that would allow the subscription of the new capital increases. In that regard, the Company shall indicate the amount of the capital increases that it expects to execute.

There are no current agreements with any investors to subscribe to new capital increases as a result of the potential approval of additional authorized shares of common stock at the special meeting of shareholders to be held on May 14, 2010 (the “Special Meeting”). In particular, the Company has called the Special Meeting to ask shareholders to approve proposals, including a proposal to increase the Company’s authorized common and preferred stock from 810,000,000 to 1,210,000,000 shares. If the shareholders approve this proposal, the Company’s Board of Directors would have the option to issue such shares depending on the Company’s financial needs and the market’s opportunities if deemed to be in the best interest of shareholders.

CONSOB question/request (7): Clarifications concerning the modalities by which the Company intends to cover its financial needs necessary in the ordinary course of business for the next 12 months in case the expected exchange of convertible notes due July 2010 with ordinary shares is not executed.

Based on interest from the holders of the Company’s outstanding convertible notes and subject to the outcome of the relevant negotiations, the Company believes it will be successful in exchanging the existing convertible notes due in July 2010 (the “July 2010 Notes”) into common stock of the Company on terms favorable to the Company prior to the maturity date of those notes. If the exchanges for part or all of July 2010 Notes for common stock do not occur, the Company is allowed to repay the July 2010 Notes with current cash, potential cash from equity based financings (subject to approval of the proposed increase in the Company’s authorized shares at the Special Meeting), or cash received from potential development or technology licensing agreements.

CONSOB question/request (8): The assumptions on the basis of which CTI believes to be in a position to generate income from technological licences, joint research projects and development agreements and agreements for the reimbursement of expenses as well as to obtain funding for the research.

Based on standard agreements in the pharmaceutical sector for products, like pixantrone, which are being readied for marketing authorization review in the EU and in the process of initiating a critical pivotal trial in the U.S., it is reasonable to believe that the Company may be successful in either amending its current option agreement with Novartis or in finding another multi-national pharmaceutical partner to share in the development and commercial expenses for pixantrone and ultimately in the profits through traditional co-development, co-promotional agreement structures and financial terms. The above amendment of existing agreements or the entering into new agreements would be subject to negotiation and third parties’ consent. The timing the Company’s possible income deriving from the above agreements will depend on the length of time required for any successful amendment of the existing agreements or possible execution of the new agreements and the terms of any such amendments and agreements.

CONSOB question/request (9): Clarifications concerning the fact that for the time being the Company does not intend to sell any of its assets unlike as indicated in the Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

The Company’ s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 states in the risk factors that if the Company is not able to obtain financing on acceptable terms or reduce our expenses the company may pursue a plan to sell our operating assets or modify our business strategy. As stated in the Company’s press release issued on April 15, 2010, the Company has taken steps to significantly reduce expenses going forward and as such at this time the Company does not consider any of its assets for potential sale and is not currently negotiating with any third parties to sell any assets.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

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This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties are that the Company or Novartis may not continue its discussions regarding development and commercialization of pixantrone, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory, aggressive non-Hodgkin’s lymphoma as determined by the U.S. Food and Drug Administration, that pixantrone may not be made available through the FDA’s expanded access program, that even if pixantrone is made available through the FDA’s expanded access program, the Company may not recover costs associated with manufacturing, development and additional clinical trials associated with an additional clinical trial of pixantrone, that the FDA may not accept the Company’s proposed design for the protocol of and the endpoints of the Company’s clinical trial and/or may request additional clinical trials, that the Company may not initiate the clinical study by the end of this year, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials, that the Company may not be able to pursue an expanded access program for pixantrone, that the FDA may not grant the Company a meeting to discuss the design of the follow-on study or expanded access program, that the Company may not submits its MAA to the EMEA in the second half of 2010, that the cost and duration of the additional clinical trial may exceed the Company’s estimates, that the Company may enter into discussions regarding acquisitions or dispositions with Novartis or any other third-parties at any time, that Novartis may discontinue discussions with the

Company, that the Company may not be successful in either amending its current option agreement with Novartis or in finding another multi-national pharmaceutical partner, that the Company’s cannot guarantee or predict the amount of its income from any amendments to existing agreements or new agreements with a pharmaceutical partner, that the Company may not exchange its convertible notes for shares of common stock and if exchanged that it may not be on favorable terms, that the Company may not repay its convertible notes, that the Company may not achieve the expected savings resulting from the reduction in force and there may be other costs associated with the reduction in force, the Company’s ability to continue to raise capital as needed to fund its operations, that the Company’s alternatives sources of financing may not be favorable terms, competitive factors, technological developments, costs of developing, producing and selling pixantrone, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 10-Q and 8-K. Except as may be required by law, the Company does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise. The Company explicitly does not intend, and makes no undertakings, to update its forward-looking statements as discussions progress with Novartis.

In Europe Investors: Barabino & Partners Omar Al Bayaty T: +39 02 72023535 F: +39 02 8900519 E: o.albayaty@barabino.it	Media: Barabino & Partners Marina Riva T: +39 02 72023535 F: +39 02 8900519 E: m.riva@barabino.it

USA

Investors:

Cell Therapeutics, Inc.

Ed Bell

T: +1 206.272.4345

F: +1 206.272.4434

Lindsey Jesch Logan

T: +1 206.272.4347

F: +1 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors.htm

Media: Cell Therapeutics, Inc. Dan Eramian T: +1 206 272 4343; Cell. : +1 206 854 1200 www.CellTherapeutics.com/media.htm

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